CODE OF ETHICS

February 1, 2018

A.	Professional Responsibilities

Affinity Investment Advisers, LLC (“Affinity”) is registered as an investment advisor with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisors Act of 1940. Affinity is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients. Affinity’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with Affinity.

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Affinity. All employees are encouraged and required to report any Code violations or potential violations to the CCO.

Affinity serves as investment manager for individual and institutional advisory clients. When used herein, the term “client” includes any investment company assets of which Affinity manages, co-manages or for which it otherwise provides portfolio management services, and to individual and institutional investors for whom Affinity provides investment supervisory services or manages investment advisory accounts.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisors, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice and failure to do so may render the advisor in violation of the anti-fraud provisions of the Advisors Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the advisor or from engaging the advisor to manage the client’s investments. The SEC has made it clear that the duty of an investment advisor to refrain from fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An advisor’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the advisor and its clients.

B.	Legal Requirement

Section 206 of the Investment Advisers Act makes if unlawful for an investment advisor, any officer, director, or employee or other affiliated person of Affinity:

1.	To employ any device, scheme or artifice to defraud any client or prospective client;
2.	To engage in any transaction, practice, or course of business that operates as fraud or deceit upon any client or prospective client,
3.	Acting as a principal for its own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of any such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting, and obtaining the consent of the client to such transaction,
4.	To engage in any act, practice, or course of business that is fraudulent, deceptive or manipulative.

C.	Definitions
1.	Access Persons - An access person is a supervised person who has access to nonpublic information regarding any clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an access person. Access persons include portfolio management personnel and, in some organizations, client service representatives who communicate investment advice to clients. Access persons also include administrative, technical, and clerical personnel if their functions or duties give them access to nonpublic information. In many advisory firms, directors, officers and partners will also be access persons. Rule 204A-1 as proposed, contains a presumption that, if the firm's primary business is providing investment advice, then all of its directors, officers and partners are access persons.

For purposes of this Code all employees and partners of Affinity are hereafter collectively referred to as “Access Persons” and are subject to provisions of this Code.

2.	Advisor – any entity listed in Affinity’s current prospectus as an investment advisor or sub-advisor.

3.	Associated Person – an Access Person’s spouse, minor child(ren), domestic partner or other individuals where the employee or partner manages the account or has beneficial interest in the account and is a member of the Access Person’s household. All reporting requirements and trade restrictions of this Code apply to the accounts of Associated Persons.

4.	Beneficial Interest – Generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in rule 16a- 1(a)(2) of the Securities and Exchange Act of 1934. Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

5.	Code – This Code of Ethics

6.	Chief Compliance Officer (CCO) – a person designated by Affinity to fulfill the responsibilities assigned to the supervisory person hereunder.

7.	Covered Securities – Generally includes all securities, including cryptocurrencies, to be reported with the exception of:
a.	Securities which are direct obligations of the United States;
b.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
c.	Shares of the open-end mutual funds that are not managed by Affinity or its affiliates;
d.	Money market funds;
e.	Open-End Exchange Traded Funds (ETFs) that are not managed by Affinity or its affiliates; Note that UIT ETFs are covered securities that do require reporting.
f.	Options and Futures contracts with the exception of those providing exposure to U.S. equities;
8.	Fund – a separate portfolio of assets of Affinity.

9.	Initial Public Offering – An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 5(d) of the Securities and Exchange Act of 1934.

10.	Limited Offering – An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Investment Company Act.

11.	Portfolio Manager – Those employees of Affinity authorized to make investment decisions on behalf of Affinity’s clients.

12.	Supervised Persons - Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

D.	Policy of the Company

1.	No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Section 206 set forth above;
2.	The interests of Affinity’s clients are paramount and come before the interests of any Access Person;
3.	Personal investing activities of all Access Persons shall be conducted in a manner that shall avoid actual or potential conflicts of interest with Affinity’s clients;
4.	Access Persons shall not use such positions, or any investment opportunities presented by virtue of such positions to the detriment of Affinity’s clients;
5.	Every Access Person is required to comply with all applicable federal securities law.

Restrictions on Activities

Personal securities transactions by Access Persons are subject to the following trading restrictions. To avoid any potential conflicts with our client accounts, Access Persons of Affinity are prohibited from trading in listed individual equity securities1 for their own accounts (note: this restriction does not apply to equity open-end mutual funds or ETFs). Access Persons may have Affinity manage their personal accounts in which case the Access Person would not have discretion over the account and the account would be managed and traded in line with Affinity clients. Personal accounts of the Access Person that hold equity securities prior to the effective date of this policy (February 1, 2018) or those that are new hires, will not be required to sell their positions. They will however be prohibited from buying listed equity positions in the future and will have to adhere to Affinity’s pre-clearance procedures to sell such positions.

The CCO may allow exceptions to this policy, but only after reviewing all facts and circumstances and confirming the trade does not present a conflict with Affinity’s clients. Any exceptions will be fully documented.

1.	Pre-clearance of Transactions

No Access Person may purchase or sell any covered security without first obtaining prior written clearance from the CCO. The CCO may reject any proposed trade by an Access Person that: (a) involves a security that is being purchased or sold by Affinity on behalf of any advisory client or is being considered for purchase or sale;

(b) is otherwise prohibited under any internal policies of Affinity; (c) breaches either the Access Person’s fiduciary duty to any advisory client; (d) is otherwise inconsistent with applicable law, including the Advisors Act, the Investment Company Act and the Employment Retirement Income Security Act of 1974; or (e)

1 All references to listed individual equity securities includes any and all related derivative securities.

creates a conflict of interest or an appearance thereof. The Access Person will use the form in Exhibit A-4 to submit pre-clearance requests. Pre-clearance is not required for ETFs NOT managed by Affinity or its affiliates, open-end mutual funds NOT managed by Affinity or its affiliates, cryptocurrencies other than Initial Coin Offerings (ICOs), Corporate Bonds or other Exempt securities.

It will be the responsibility of the Portfolio Manager(s) to determine for purposes of the application of the restrictions of this sub-paragraph those covered securities which are being "considered" in accordance with guidelines developed by the Portfolio Management Department.

2.	Black-Out Periods

No Access Person may purchase any listed equity security. No Access Person may sell a security if he/she knows that a client of Affinity is transacting in that security or a related security, or has transacted in such a security within the past five (5) business days.

3.	Short Term Trading

No Access Person of Affinity may purchase and subsequently sell (or sell and purchase) the same security within any 60-day period, unless such transaction is approved prospectively in writing by the CCO or unless such transaction is necessitated by an unexpected special circumstance involving the Access Person. The CCO shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and Affinity policies and procedures, and whether the trade would create an appearance of impropriety. Based on his/her consideration of these issues, the CCO shall have the sole authority to grant or deny permission to execute the trade.

4.	Initial Public Offerings, Initial Coin Offerings and Limited Offerings

No Access Person or Associated Person may directly or indirectly acquire beneficial ownership of any securities (not just Covered Securities) issued as part of an Initial Public Offering or a Limited Offering without first obtaining approval from the CCO. This shall include Initial Coin Offerings, unless the Access Person can substantiate it is not considered a “security”. Any such approval shall take into account, among other factors, whether the investment opportunity should be reserved for the clients of Affinity and whether the opportunity is being offered to such Personnel due to his or her position in the Company. Any Personnel who has been authorized to acquire securities in a Limited Offering must disclose his or her interest is he or she is involved in the Company’s consideration of an investment in such issuer. Any decision to acquire such issuer’s securities on behalf of the Company shall be subject to review by Personnel with no interest in the issuer. The Access Person will use the form in Exhibit A-4 to submit pre-clearance requests.

5.	Potential Conflicts in Trading by Access Persons for their own Accounts

In order to avoid any potential conflict of interest between Affinity and its clients, securities transactions for the accounts of Access Persons not managed by Affinity must abide by the trade restrictions detailed in this Code. Accounts belonging to Access Persons that are invested in a product managed by Affinity are included in the trade rotation as part of the random trade order generator and traded as a normal client account.

6.	Exceptions From Trading Restrictions and Reporting Requirements

The foregoing restrictions shall not apply to the following transactions unless CCO determines that such transactions violate the general principles of this Code:

a.	Reinvestments of dividends pursuant to a plan, or
b.	Transactions in which direct or indirect beneficial ownership is not acquired or disposed of, or
c.	Transactions in accounts over which an Access Person has no investment control, or
d.	Transactions in accounts of an Access Person for which investment discretion is not retained by the Access Person but is granted to any of the following persons who is not affiliated with the Advisor, a registered broker-dealer, registered investment advisor or other investment manager acting in a similar fiduciary capacity, provided the following conditions are satisfied:
(i)	The terms of the account agreement must be in writing and filed with the Designated Supervisory Person to any transactions
(ii)	Any amendment to the account agreement must be filed with the Designated Supervisory Person prior to effective date
(iii)	The account agreement must require the account manager to comply with the reporting provisions of this Code

e.	Transactions effected upon the exercise of rights issued by an issuer pro rata to all holder of a class of its securities, to the extent such rights were acquired from the issuer, and sale of such rights so acquired.

7.	Expiration of Pre-clearance Approval

Pre-clearance approval under paragraph 4 above will expire at the close of business on the trading day after the date on which authorization is received, and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

8.	Gifts and Entertainment; Political Contributions

Access Persons and employees may not accept or provide gifts, other than de minims gifts (gifts valued under $250), from/to persons doing business with or on behalf of Affinity. The $250 value is limited to the total to/from any one persons during a calendar year. In addition, any gifts given over $100 in value must be pre- cleared with the CCO and any gifts received over $100 in value must be reported to the CCO within 30 days.

Bona fide dining or bona fide entertainment is allowed if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Affinity. However, all dining and entertainment must be reported to the CCO within 30 days.

Additionally, to prevent potential conflicts of interest or the appearance of impropriety, Affinity does not allow its executives, employees or solicitors to make political contributions. The firm, its executives, employees, and solicitors are also prohibited from soliciting or coordinating campaign contributions from others – a practice referred to as bundling – for an elected official.

Any new employees must report any political contributions made within 2 years from hire date, in order to prevent violations of the pay to play rules.

9.	Board Membership

Access Persons and employees shall not serve on the board of publicly traded companies, or in a similar capacity, without the prior approval of the CCO. If such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

10.	Outside Business Interest

Access Persons and employees shall pre-clear any outside business activities with the CCO. Additionally, an annual basis the CCO shall request certification (Exhibit A-5) from each Access Person and employees that all outside business activities and related compensation have been appropriately disclosed.

E.	Reporting Requirements of Access Persons

The CCO shall notify each Access Person of Affinity who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person. The CCO shall annually obtain written assurances (similar to the Certification shown in Exhibit A-1) from each Access Person of the Company that he or she is aware of his or her obligations under this Code and has complied with its reporting requirements.

1.	List Securities Accounts

Within ten (days) after a person becomes and Access Person and annually thereafter, such person in which they or an Associated Person has beneficial ownership shall provide a complete list of ALL securities accounts, regardless of whether or not the account holds non-reportable securities.

2.	Initial Holdings Report

Within ten (10) days after a person becomes an Access Person and annually thereafter, such person in which they or an Associated Person has beneficial ownership shall disclose the information set forth in the report attached as Exhibit A-3, or a brokerage statement, if it includes the required elements. This report must be current as of 45 days after submission and include the following elements:

•	Title and type of security;
•	The exchange ticker or CUSIP of security;
•	The number of shares;
•	Principal Amount;
•	The name of the broker/dealer, bank, or other medium with or through whom the transaction was effected; and,
•	The date the report was submitted.

3.	Quarterly Transaction Report

Within thirty (30) days after the end of the quarter, each Access Person and Associated Person in which they have beneficial ownership shall report to the CCO the information required by the reports attached as Exhibit A-2, or a brokerage statement, if it includes the required elements. The Quarterly Transaction Report must include the following elements:

•	The name and amount of the security purchased or sold;
•	The exchange ticker or CUSIP of the security purchased or sold;
•	The date and nature of the transaction (whether bought, sold, exercised, tendered, etc.);
•	The price at which the transaction was effected;,
•	The interest rate and maturity date, if applicable;
•	The name of the broker/dealer, bank, or other medium with or through whom the transaction was effected; and,
•	The date the report was submitted.

Following submission of the Personal Securities Trading Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Advisory Representative and/or Access Person and Associated Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review. Quarterly securities transaction reports are to be maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisors Act. The CEO will review the Personal Securities Trading Report of the CCO.

4.	Annual Holdings Report

Within thirty (30) days of the close of each calendar year (December 31), each Access Person and Associate Person in which they have beneficial ownership shall report the information required by the report attached as Exhibit A-3 or a brokerage statement, if it includes the required elements. Such information must be current as of a date no more than forty five (45) days before the report is submitted. This report must include those elements required above for the Initial Holdings Report.

Following submission of the Annual Personal Securities Holding Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person and Associated Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review. The CEO will review the Annual Personal Securities Holdings Report of the CCO.

5.	Duplicate Copies of Brokerage Statements

Each Access Person and Associated Person must direct his or her broker to provide to the CCO duplicate copies of confirmation of all personal securities transactions (including transactions in accounts in which the Access Person has beneficial ownership) on a timely basis and to provide copies of all periodic statements with respect to such account.

In lieu of manually listing each securities transaction on the Personal Securities Trading Report, an Associate may affix (staple) copies of trade confirmations received during that quarter to his/her report. If the brokerage statement is missing any of the required elements, the Access Person must supplement with the missing items.

6.	Exceptions From Reporting Requirements

A person need not submit reports pursuant to this Section E with respect to transactions effected for and Covered Securities held in, any account over which the person has no direct or indirect influence or control;

Approval Requirements

The Code of Ethics and any material changes hereto, must be approved by the CEO of the Company. Each approval must be based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Section 206. Before approving a Code of Ethics of the Company, the CEO must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics. The Company’s CEO must approve the Code of Ethics of the Company, and must approve any material change to that Code of Ethics after the adoption of the change. A copy of the Code of Ethics including any amendments will be provide to all supervised personnel.

Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Affinity. It is important that employees understand the reasons for compliance with this Code. Affinity’s reputation for fair and honest dealing with its clients and the investment community in general, has taken many years to build. This standing could be seriously damaged as the result of even a single securities transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO if there are ever any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with Affinity.

Any profits derived from security transactions that violate Section D shall be forfeited, if practicable, and/or dealt with in an appropriate manner and in the best interests of the Company.

Reporting Violations

Any violation to the Code of Ethics must be promptly reported to the CCO or his designee. We encourage employees to bring violations to the attention of the CCO and/or the CEO. There will be no retaliation against an employee for reporting violations. In addition, Affinity does not restrict employees from reporting violations to the Securities and Exchange Commission. A log will be maintained of all violations, including the resolution.

Certification

All employees will be provided with a copy of the Code and must initially, annually and upon any amendments certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

ACKNOWLEDGENMENT OF RECEIPT OF COMPLIANCE AND SUPERVISORY PROCEDURES MANUAL

AND

CODE OF ETHICS

To: Chief Compliance Officer, Affinity

From:	(Access Person/Associate)

I have received the Compliance and Supervisory Procedures Manual and received and read the Code of Ethics of Affinity and agree to be bound by the requirements for ethical conduct while employed by Affinity .

________________________________

Employee’s Name

________________________________

Date

________________________________

Employee’s Signature

QUARTERLY PERSONAL SECURITIES TRANSACTION REPORT

To: Chief Compliance Officer, Affinity

From:	(Access Person/Associate)

Re:	Report of Personal Securities Transactions pursuant to Rule 204A-1 of the Investment Advisers Act:

During the quarter ending , 20_ , the following securities were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to Affinity’s Code of Ethics:

Date of Transaction	Security (title and exchange ticker or symbol)	Nature of Transaction (Purchase, Sale, other)	# Shares	Dollar Amount of Transaction	Price	Broker/Dealer or Bank Through Whom Effected

❑	During the above period, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a direct or indirect beneficial interest. Beneficial interest is understood to mean securities transactions in the accounts of my spouse, minor children, or other family members residing in my household.

❑	During the quarter referred to above, the following brokerage accounts were established under which I had direct or indirect beneficial ownership:

Broker/Dealer or Bank Through Whom Account Established	Date Account Established

❑	I do not have a personal securities brokerage account.

Signed: _________________________

Date: _________________________

Report reviewed by: _________________________

Date: _________________________

ANNUAL PERSONAL SECURITIES HOLDINGS REPORT

To: Chief Compliance Officer, Affinity

From:	(Access Person/Associate)

Re:	Report of Personal Securities Holdings pursuant to Rule 204A-1 of the Investment Advisers Act:

As of , 20 , the following holdings reflect the securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to Affinity’s code of Ethics:

Title and Type of Security	Security (title and exchange ticker or symbol)	# Shares	Principal Amount	Broker/Dealer or Bank Through Whom Effected

❑	I do not have a personal securities brokerage account.

Signed: _________________________

Date: _________________________

Report reviewed by: _________________________

Date: _________________________

PERSONAL SECURITIES TRADING REQUEST AND AUTHORIZATION FORM

Associate’s Name: _____________________________

Date: _____________________________

I hereby request authorization to enter the following securities transaction:

Company Name and Ticker symbol: _____________________________

Type of Order: Buy _____________________________

Sell _____________________________

Exchange _____________________________

Tender _____________________________

Other (Explain) _____________________________

Price: Market _____________________________

Limit _____________________________

Stop _____________________________

Number of Shares: _____________________________

Broker/Dealer: _____________________________ Bank: _____________________________

This transaction is for investment purposes and to the best of my knowledge will comply with the applicable personal trading provisions contained in Affinity’s Code of Conduct/Ethics.

_____________________________

Signature of Associate:

The above transaction is approved based on information provided above and must be completed within one (1) business days from the date of approval. If the transaction has not been completed in whole or in part, it may be extended at the discretion of Affinity’s Compliance Officer upon written request by the associate.

_____________________________

Signature of Chief Compliance Officer

_____________________________

Date

The above transaction is disapproved for the following reasons:

__________________________________________________________

__________________________________________________________

__________________________________________________________

__________________________________________________________

__________________________________________________________

__________________________________________________________

_____________________________

Signature of Chief Compliance Officer

_____________________________

Date